Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of April 4, 2014 (this “Agreement”), by and between MELA Sciences, Inc., a Delaware corporation (the “Company”), and Robert W. Cook, an individual (“Employee”).

W I T N E S S E T H:

WHEREAS, the Company desires to employ Employee, and Employee wishes to be employed by the Company, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereby agree as follows:

1. Term. Employee’s employment hereunder shall commence on April 14, 2014 (the Effective Date”) and end on the third (3rd) anniversary of the Effective Date (the “Initial Term”, and together with any successive terms, the “Term”); provided that upon expiration of the Term Employee’s employment with the Company hereunder shall be extended for successive one-year periods unless either party provides written notice to the other party at least forty five (45) days prior to the end of the then current Term, of its election to terminate this Agreement at the end of such then current Term.

2. Duties and Services. Employee agrees to serve the Company as its Chief Financial Officer, reporting to the Company’s Chief Executive Officer (the “CEO”). Employee shall have the normal duties, responsibilities, functions and authority as provided in the Company’s bylaws and as customarily exercised by the chief financial officer of a company of similar size and nature as the Company, subject to the power and authority of the CEO and/or the Company’s Board of Directors (the “Board”) to expand, limit or otherwise change such duties, responsibilities, functions and authority of Employee. Employee agrees to devote his full and entire business time, attention, skill and efforts to perform services for the Company and to faithfully and diligently discharge and fulfill his duties hereunder to the best of his abilities and to the reasonable satisfaction of the CEO. During the Term Employee shall not, directly or indirectly, as owner, partner, joint venture, stockholder, employee, corporate officer or director, engage or become financially interested in, or be concerned with any other business activities, duties or pursuits except with the prior written consent of the Board. Employee shall perform his duties hereunder at the Company’s principal offices, currently located in Irvington, New York, with travel to such other places and at such times as the needs of the Company may from time-to-time dictate or be desirable.

3. Compensation.

(a) Employee shall be entitled to receive a one-time signing bonus of $15,000 (the “Signing Bonus”), payable in accordance with the Company’s payroll practices and policies and subject to applicable withholding of income taxes, social security taxes and other such other payroll deductions as are required by law or applicable employee benefit programs.

(b) During the term of this Agreement, the Company agrees to pay or cause to be paid to Employee, and Employee agrees to accept, a salary for all of Employee’s services at the rate of $250,000 per annum (the “Base Salary”), payable in accordance with the Company’s payroll practices and policies in effect from time to time and subject to applicable withholding of income taxes, social security taxes and other such other payroll deductions as are required by law or applicable employee benefit programs.

(c) With respect to each fiscal year of the Company during the continued full-time employment of Employee hereunder, Employee will be eligible to receive an annual cash bonus of up $100,000 (a “Cash Bonus”) based on the achievement of certain performance-based targets and other objectives as may be established by the Board based on annual Company budgets approved by the Board from time to time. The terms of Employee’s Cash Bonus opportunity for each fiscal year shall be separately communicated to Employee by the CEO prior to the commencement of such fiscal year. Any Cash Bonus allocable to Employee hereunder shall be earned by Employee if and only if Employee remains actively employed on a full-time basis with the Company and is otherwise in compliance with Employee’s obligations under this Agreement through the end of the fiscal year to which such Cash Bonus relates. Any Cash Bonus awarded to Employee hereunder will be payable following the end of such fiscal year to which it relates in accordance with the Company’s customary practices for annual bonus payments. Notwithstanding anything to the contrary in this Agreement, any Cash Bonus payable to Employee shall be reduced by the amount of the Signing Bonus until the aggregate amount of such reduction(s) equals the amount of the Signing Bonus.

(d) In addition to Employee’s Base Salary and any Cash Bonus which may be earned and payable hereunder, Employee shall be granted incentive stock options subject to the Company’s customary Incentive Stock Option Agreement under one or more of the Company’s stock incentive plans to purchase up to five hundred thousand (500,000) shares of the Company’s common stock, subject to the following vesting schedule:

(i) incentive stock options to purchase up to three hundred thousand (300,000) shares of the Company’s common stock to vest in three equal installments on the first, second and third anniversaries of the Effective Date of this Agreement; provided, however, that vesting shall accelerate and the right to purchase all such shares shall vest in full at such time as there is a Change in Control (as defined in Section 5(d) hereof) of the Company;

(ii) incentive stock options to purchase up to fifty thousand (50,000) shares of the Company’s common stock to vest upon the date on which the Company achieves the financial metrics set forth in the budget approved by the Board for the last six months of fiscal year 2014; provided, however, that vesting shall accelerate and the right to purchase all such shares shall vest in full at such time as there is a Change in Control (as defined in Section 5(d) hereof) of the Company in which the value of the Company’s Common Stock is at least $2.00 (as such amount may be adjusted to reflect stock splits, reclassifications and other similar organic changes affecting the stock);

(iii) incentive stock options to purchase up to seventy-five thousand (75,000) shares of the Company’s common stock to vest upon the date on which the Company achieves the financial metrics set forth in the budget approved by the Board for fiscal year 2015; provided, however, that vesting shall accelerate and the right to purchase all such shares shall vest in full at such time as there is a Change in Control (as defined in Section 5(d) hereof) of the Company in which the value of the Company’s Common Stock is at least $2.00 (as such amount may be adjusted to reflect stock splits, reclassifications and other similar organic changes affecting the stock); and

(iv) incentive stock options to purchase up to seventy-five thousand (75,000) shares of the Company’s common stock to vest upon the date on which the Company achieves the financial metrics set forth in the budget approved by the Board for fiscal year 2016; provided, however, that vesting shall accelerate and the right to purchase all such shares shall vest in full at such time as there is a Change in Control (as defined in Section 5(d) hereof) of the Company in which the value of the Company’s Common Stock is at least $2.00 (as such amount may be adjusted to reflect stock splits, reclassifications and other similar organic changes affecting the stock).

4. Employee Benefits; Vacation; Expenses. During the term of this Agreement:

(a) Employee shall be entitled to participate, in accordance with the terms and conditions thereof, in any standard group benefit plans maintained generally for employees of the Company, as the same may be in effect or amended from time to time. The foregoing, however, shall not be construed to require the Company to establish any such plans, or to prevent the Company from modifying or terminating any such plans once established.

(b) Employee shall be entitled to vacation at the rate of 4 weeks per year, taken consecutively or in segments, subject to the effective discharge of Employee’s duties and responsibilities hereunder. Vacation time will accrue on a monthly basis during any such year, and any accrued vacation time not taken during the year in which it accrued shall not have a cash value and may be rolled over to the following or any subsequent year only to the extent permitted and in accordance with then current Company policy.

(c) The Company shall reimburse Employee for the reasonable and necessary out-of-pocket business expenses incurred by Employee for or on behalf of the Company in furtherance of the performance of Employee’s duties hereunder in accordance with the Company’s policies as approved by the Board from time to time, subject in all cases to the Company’s requirements with respect to reporting and documentation of such expenses.

5. Termination.

(a) Notwithstanding anything to the contrary contained herein, Employee’s employment under this Agreement, as well as Employee’s right to any Base Salary, Cash Bonus and/or other benefits which thereafter otherwise would accrue to Employee hereunder, shall terminate upon the earliest to occur of the following events:

(i) The death of Employee;

(ii) The disability (as hereinafter defined) of Employee;

(iii) In the event of Employee’s voluntary decision to terminate his employment with the Company, upon the date set forth therefor in a written notice of such termination received by the Company from or on behalf of Employee; provided, that the termination date shall not be sooner than two (2) weeks following the Company’s receipt of such notice;

(iv) Upon written notice of such termination to Employee from or on behalf of the Company or the Board (or at such later date specified therein) if: (A) there shall be “Cause” (as hereinafter defined) or (B) Employee shall have advised the Company or the Board of Employee’s intention to terminate his employment with the Company;

(v) Upon a Change of Control (as defined in Section 5(d)) of the Company unless the new controlling person or entity of the Company’s business and/or assets determines to maintain the Employee’s employment hereunder; or

(vi) Upon written notice of such termination to Employee from or on behalf the Company or the Board, other than under a circumstance covered by, or when facts exist that would comprise, any of clauses (i), (ii), (iii), (iv) or (v) of this Section 5(a).

(b) Employee shall be deemed to be under a “disability” for purposes hereof, at the option of the Company by written notice to Employee, (i) if Employee and the Board agree that Employee is disabled, or (ii) in the event that Employee shall be unable to or shall fail to render and perform the services required of Employee under this Agreement for thirty (30) consecutive days or an aggregate of sixty (60) days in any consecutive twelve (12) month period because of physical or mental incapacity or disability, such option to be exercisable by the Company.

(c) For purposes of this Agreement, the term “Cause” is defined as: (i) the commission by Employee of, or a plea by Employee of guilty or nolo contendere with respect to, or conviction of Employee for, a felony (or any lesser included offense or crime in exchange for withdrawal of a felony indictment or charged crime that might result in a penalty of incarceration), a crime involving moral turpitude, or any other offense that results in or could result in any prison sentence; (ii) Employee’s engaging in theft, embezzlement, fraud, obtaining funds or property under false pretenses, or similar acts of misconduct with respect to the property of the Company or any of its employees, equityholders, customers or suppliers, or any act of dishonesty or unethical dealing by Employee during the course of his employment; (iii) the repeated failure by Employee to perform his duties or responsibilities for or with respect to the Company, or the repeated failure by Employee to comply in all material respects with the policies or directives of the Company, in each case after failing to cure after ten (10) days written notice by the Company of such failure; (iv) a breach by Employee of a fiduciary responsibility owing to the Company or any of its affiliates; (v) Employee’s failure to perform such duties as are reasonably delegated or assigned to Employee after written notice of such failure and failure to cure within ten (10) business days of such notice; (vi) Employee’s misuse of alcoholic beverages, controlled substances or other narcotics, which misuse has had or is reasonably likely to have a material adverse effect on the business or financial affairs of the Company or the reputation of the Company; or (vii) a breach by Employee of Section 7 of this Agreement or any other obligation relating to non-competition, non-solicitation of employees, customers, licensees or licensors, confidentiality, or ownership and/or rights as to creations and/or proprietary information or property, under any written agreement in effect from time to time, in favor of the Company.

(d) For purposes of this Agreement, the term “Change of Control” is defined as (i) the direct or indirect sale or exchange by the stockholders of the Company of all or substantially all of the stock of the Company; (ii) a merger or consolidation in which the Company is a party and in which the stockholders of the Company before such ownership change do not retain, directly or indirectly, at a least majority of the beneficial interest in the voting stock of the Company after such transaction; or (iii) an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets.

(e) Severance; Release.

(i) In the event of, and only upon, the termination of the employment of Employee under this Agreement pursuant to: (A) Section 5(a)(v) and either (x) Employee has not been offered post-Change of Control employment by the Company or any successor entity; or (y) if offered post-Change of Control employment by the Company or any successor entity, the position offered to Employee would result in a material reduction in Employee’s duties, authority or responsibilities as in effect immediately prior to such Change of Control; or (B) Section 5(a)(vi), then the Employee shall be entitled to receive his Base Salary and the amount of any Cash Bonus earned hereunder but unpaid through the date of such termination, any benefits referred to in Section 4(a) in which Employee has a vested right under the terms and conditions of the employee benefit plan pursuant to which such benefits were granted (“Vested Benefits”), and, in each case, subject to the provisions of this Section 5(e), severance in an amount equal to Employee’s then current Base Salary for twelve (12) months payable over 12 months as provided herein (the “Severance Payment”). Notwithstanding anything to the contrary in this Agreement, Employee shall not be entitled to the Severance Payment in the event that (i) the Company terminates the Employee’s employment without cause within 30 days of proceeding to discontinue or wind up its operations or to liquidate its assets; or (ii) Employee’s employment with the Company terminates within one year of the Effective Date, in which case Employee shall be paid a severance equal to his then current Base Salary for one (1) month, plus his Base Salary and Cash Bonus earned but not yet paid through the date of termination, reimbursable expenses incurred but not yet reimbursed through the date of termination and any Vested Benefits.

(ii) In the event that Employee’s employment with the Company terminates under any circumstance described in any of clauses (i), (ii), (iii) or (iv) of Section 5(a), then the Company shall not be obligated to make any Severance Payment to Employee or to provide any other severance, termination or similar payments or compensation or benefits, regardless of any general or other policy, plan or practice as to severance or employment termination in effect from time to time, other than Base Salary and any Cash Bonus earned but unpaid through the date of such termination and any Vested Benefits.

(iii) Except as noted below, any Severance Payment earned hereunder shall be paid to Employee in equal installments from the date of termination through the date that is twelve (12) months after such termination, in accordance with the Company’s then current standard payroll policy, with payments commencing on the first regular payroll date next following the date of termination (the “Severance Commencement Date”); provided that the obligation to make any Severance Payment is expressly conditioned upon the execution by Employee and delivery to the Company of, and the effectiveness (after the expiration of any and all revocation and cancellation periods and rights) of, such separation agreement and general release from Employee, in such form as shall be required by the Company, all prior to the Severance Commencement Date. In no event shall any Severance Payment be payable unless and until such separation agreement and general release becomes effective and all statutory rights to rescind, revoke or terminate the same have expired unexercised, all prior to the Severance Commencement Date.

(iv) Any Severance Payment earned hereunder shall be in lieu of any other claim for compensation whether under this Agreement, or under any wage continuation law or at common law or otherwise, or any and all claims to severance or similar payments or benefits which Employee may otherwise have or make, except that Employee may still seek unemployment insurance without any adverse consequence hereunder. Without limiting any other rights or remedies which the Company may have, the Company shall be under no obligation to make any Severance Payment, and Employee shall immediately reimburse the Company in full for any and all Severance Payment paid to Employee hereunder if Employee violates any of the provisions of Section 7.

6. Deductions and Withholding. Employee agrees that the Company shall be entitled to withhold from any and all payments required to be made to Employee pursuant to this Agreement all federal, state, local and/or other taxes which it determines are required to be withheld in accordance with applicable statutes and/or regulations from time to time in effect.

7. Restrictive Covenants.

(a) For and in consideration of the rights of Employee under Sections 3, 4 and 5(e), the adequacy and sufficiency of which are hereby irrevocably acknowledged by Employee, Employee agrees that Employee shall not, and shall not permit any person or entity directly or indirectly controlled by Employee (alone or together with others) (the “Employee Affiliates”) to, directly or indirectly (including, without limitation, through ownership, management, operation or control of any other person or entity, or participation in the ownership, management, operation or control of any other person or entity, or by having any interest, as a stockholder, lender, investor, agent, consultant, employee, partner or otherwise, in or with respect to any other person or entity) do any of the following:

(i) during the period of Employee’s employment with the Company and for twelve (12) months following the date of termination of Employee’s employment for any reason (the “Restricted Period”), own, manage, operate, control, invest in, participate in, provide consulting services to, or be involved or associated with in any capacity, any person or entity that competes directly or indirectly with the business conducted by the Company or proposed to be conducted by the Company during the time the Employee was employed by the Company or during the Restricted Period, within the geographical areas in which the Company is doing business or proposes to do business at the time of Employee’s termination of employment; provided that the foregoing shall not prohibit Employee and Employee Affiliates from owning in the aggregate less than one percent (1%) of any class of securities listed on a national securities exchange or traded publicly in the over-the-counter market; Employee acknowledges that the Company conducts business on a nationwide and international basis, that its sales and marketing prospects are for expansion into national and international markets not currently penetrated and that, therefore, the territorial and time limitations set forth in this Section are reasonable and properly required for the adequate protection of the business of the Company.

(ii) during the Restricted Period, (A) solicit, encourage or entice any client, customer, vendor, licensee, licensor, consultant or supplier of or to the Company to cease to do business with, or to reduce or modify the business such person or entity has done with or intends to do with, or to end, reduce or modify any relationship or proposed relationship of such person or entity with, the Company, or (B) interfere with, disrupt or attempt to disrupt or otherwise jeopardize any relationship of the Company with any client, customer, vendor, licensee, licensor, consultant or supplier or any other person or entity with whom the Company has a business relationship;

(iii) during the Restricted Period, encourage, entice or induce any person who at the time of Employee’s termination of employment or at any time during the eighteen (18) month period immediately preceding such termination is or was an employee of, or a consultant to, the Company to leave the employ of, or to terminate any such consulting arrangement with, the Company, or to become an employee of, or consultant to, any other person or entity, or employ or retain any such person; or

(iv) during the Restricted Period and at all times thereafter, disparage, criticize or make statements which may be perceived as negative, detrimental or injurious to the Company, or any of the management, owners, business, policies or practices of the Company;

provided, that the Restricted Period and any additional periods thereafter under this Section 7 shall be tolled and shall cease to run during the period of any violation by Employee of any of Employee’s agreements and obligations under this Section 7.

(b) Employee acknowledges and agrees that Employee’s employment by the Company will necessarily involve Employee’s understanding of and access to trade secrets and confidential or proprietary information and property, and personal information pertaining to the business and affairs of the Company, and its licensors, clients, customers, licensees, consultants and suppliers of or to any of them, including, without limitation, data, databases, know-how, trade secrets, marketing plans and opportunities, cost and pricing information, strategies, forecasts, licensee and customer lists, reports and surveys, concepts and ideas, computer software, systems and programs (including source code and documentation), and techniques and technical information, whether acquired by, or provided or made available to, Employee before, on or after the date of this Agreement by reason of Employee being or having been an employee of the Company and Employee agrees to keep all such information confidential. Employee and the Company have entered into that certain Nondisclosure, Proprietary Information and Developments Agreement dated as of the date hereof (the “Nondisclosure Agreement”) and attached hereto as Exhibit A, the terms and conditions of which are incorporated by reference herein and made a part hereof. The terms and provisions of this Agreement shall control and govern in respect of any conflict between the terms of this Agreement and the Nondisclosure Agreement.

(c) Employee represents that his employment with the Company will not violate or conflict with any obligations to any previous employer or other party, including without limitation, obligations relating to nondisclosure, proprietary information, non-competition and non-solicitation.

(d) Because irreparable harm would be sustained by the Company in the event that there is a breach by Employee of any of the terms, covenants and agreements set forth in this Section 7, in addition to any other rights and remedies that the Company may otherwise have, the Company shall be entitled to obtain specific performance and/or injunctive relief against Employee from any court of competent jurisdiction, without making a showing that monetary damages would be inadequate and without the requirement of posting any bond or other security whatsoever, in order to enforce or prevent any breach or threatened breach of any of the terms, covenants and agreements set forth in this Section 7.

(e) Each of the obligations of Employee under this Section 7 shall survive the termination of Employee’s employment by the Company for any reason whatsoever.

(f) Employee acknowledges that: (i) the enforcement of any of the restrictions on Employee or any other provisions contained in this Section 7 (the “Restrictive Covenants”) against Employee would not impose any undue burden upon Employee; and (ii) none of the Restrictive Covenants are unreasonable as to duration or scope. If notwithstanding the foregoing, any provision of this Agreement would be held to be invalid, prohibited or unenforceable in any jurisdiction for any reason (including, without limitation, any provision which may be held unenforceable because of the scope, duration or area of its applicability), unless narrowed by construction, such provision shall, as to such jurisdiction, be construed as if such invalid, prohibited or unenforceable provision had been more narrowly drawn so as not to be invalid, prohibited or unenforceable (and the court making any such determination as to any provision shall have the power to, and shall, modify such scope, duration or area or all of them, and such provision shall then be applicable in such modified form in such jurisdiction only). If, notwithstanding the foregoing, any provision of this Agreement would be held to be invalid, prohibited or unenforceable in any jurisdiction for any reason, such provision, as to such jurisdiction, shall be ineffective to the extent of such invalidity, prohibition or unenforceability, without invalidating the remaining provisions of this Agreement, or affecting the validity or enforceability of such provision in any other jurisdiction.

(g) In the event that Employee’s employment with the Company is terminated for any reason and Employee thereafter obtains employment or engagement by another person or entity (a “Subsequent Employer”), Employee agrees to advise such Subsequent Employer of Employee’s continuing obligations under this Agreement. Without limiting the foregoing, Employee hereby consents to the Company notifying any Subsequent Employer of any of Employee’s continuing obligations under this Agreement.

8. No Conflicts. Employee represents and warrants that Employee is not party to any agreement, contract or understanding, whether of employment, consultancy or otherwise, in conflict with this Agreement or which would in any way restrict or prohibit Employee from undertaking or performing services for the Company. Employee hereby acknowledges that Employee has not foregone any other opportunity, financial or otherwise, in connection with Employee’s execution and delivery of this Agreement or Employee’s rendering of services to the Company.

9. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given and effective: (i) on the date of delivery, if delivered personally; (ii) on the first business day following the date of dispatch if delivered by a recognized next-day courier service; (iii) on the earlier of the fourth (4th) day after mailing or the date of the return receipt acknowledgment, if mailed, by certified or registered mail, return receipt requested, postage and fees prepaid; or (iv) on the date of transmission (subject to written confirmation of receipt), if sent by facsimile or e-mail .pdf to the other party hereto. Any such notice, if to Employee, shall be sent to Employee’s address set forth on the signature page hereto or Employee’s principal residence address then known to the Company, and, if to the Company, shall be sent to the Company’s then-current principal executive office. A copy of all notices sent by Employee to the Company pursuant to this Agreement shall also be sent to Golenbock Eiseman Assor Bell & Peskoe LLP, 437 Madison Avenue, New York, NY 10022, Attn: Valerie A. Price, Esq. Either party may change the address to which notices, requests, demands and other communications hereunder shall be sent by sending written notice of such change of address to the other party in the manner hereinabove provided.

10. Assignability and Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the heirs, executors, administrators, successors and legal representatives of Employee, and shall inure to the benefit of and be binding upon the Company and its successors and assigns, but the obligations of Employee may not be delegated or assigned. Employee shall not be entitled to assign, transfer, pledge, encumber, hypothecate or otherwise dispose of this Agreement, or any of his rights hereunder, and any such attempted delegation or disposition shall be null and void and without effect. It is hereby acknowledged and agreed that the Company shall have the right to assign all or any part of its rights in respect of the covenants and agreements set forth in Section 7 of this Agreement to one or more direct or indirect acquirors of any of the assets or business of, or control of, the Company, and that this Agreement and all of the Company’s rights and obligations hereunder may be assigned or transferred by the Company to and in such event may be assumed by any assignee of or successor to the Company.

11. Waiver and Compliance; Consents. Except as otherwise provided in this Agreement, any failure of either party to this Agreement to comply with any obligation, covenant, agreement or condition herein may be waived by the other party hereto only by written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of a party, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.

12. Entire Agreement; Amendments. This Agreement and the Nondisclosure Agreement referenced herein sets forth the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and is expressly intended to supersede any and all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. With respect to the subject matter hereof, no representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth. This Agreement shall not be altered, modified, amended or terminated except by written instrument signed by each of the parties hereto

13. Headings, Construction, Interpretation. The captions and section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” When used in this Agreement, words such as “herein”, “hereinafter”, “hereof”, “hereto”, and “hereunder” shall refer to this Agreement as a whole, unless the context clearly requires otherwise. The use of the words “either” and “any” shall not be exclusive.

14. Code Section 409A. This Agreement shall be interpreted and administered to the extent practicable in a manner consistent with the following statement of intent: All benefits and compensation payable to Employee pursuant to this Agreement are intended to be exempt from the definition of “nonqualified deferred compensation plan” or “deferral of compensation” under Code Section 409A in accordance with one or more exemptions available under the Treasury Regulations promulgated under Code Section 409A. To the extent that any benefit or payment is or becomes subject to Code Section 409A, this Agreement is intended to comply with the requirements of Code Section 409A as applicable to such benefit or payment.

15. Governing Law; Venue. This Agreement and the legal relations among the parties shall be governed by the internal laws of the State of New York, without regard to principles of conflict of laws. Any litigation arising in connection with or related to this Agreement or any of the subject hereof shall be tried solely by and in the United States District Court for the Southern District of New York, provided that if such litigation shall not be permitted to be tried by such court then such litigation shall be held solely in the state courts of New York sitting in New York City. Each party hereto irrevocably consents to and confers personal jurisdiction on the United States District Court for the Southern District of New York, or, if (but only if) the litigation in question shall not be permitted to be tried by such court, on the state courts of New York sitting in New York City, and expressly waives any objection to the venue of such court, as the case may be and any argument that any case filed should be transferred to a more convenient forum.

16. Mutual Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO THIS AGREEMENT, OR THE EMPLOYMENT OF EMPLOYEE, WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE. EACH PARTY HERETO AGREES THAT EITHER OF THEM MAY FILE A COPY OF THIS AGREEMENT UNDER SEAL WITH THE COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY, AND BARGAINED AGREEMENT BETWEEN THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY, AND THAT ANY DISPUTE OR CONTROVERSY WHATSOEVER BETWEEN THEM SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

17. Knowing and Voluntary Agreement. The parties to this Agreement acknowledge and agree that each of them has had a full and fair opportunity to carefully read and review the terms and provisions of this Agreement and consult with their own attorney concerning the meaning and effect of this Agreement. By executing this Agreement, each of the parties hereto represents, acknowledges, and agrees that such party fully understands his or its right to discuss all aspects of this Agreement with his or its own attorney, that to the extent he or it wanted to talk to his or its attorney he or it has availed herself or itself of that right, that he or it has carefully read and fully understands all the provisions of this Agreement, and that he or it is knowingly and voluntarily entering into this Agreement and signing it of his or its own free will.

18. Interpretation. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring either party by virtue of the authorship of any of the provisions of this Agreement. No provision of this Agreement shall be construed against either party on the grounds that such party or its counsel drafted that provision.

19. Counterparts; Signatures. This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document. All counterparts shall be construed together and shall constitute one Agreement. This Agreement and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or electronic transmission, shall be treated in all manner and respects as an original Agreement and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of either party hereto the other party hereto shall re-execute original forms thereof and deliver them to such requesting party. No party hereto shall raise the use of a facsimile machine or electronic transmission to deliver a signature or the fact that any signature was transmitted or communicated through the use of facsimile machine or electronic transmission as a defense to the formation of a contract and each such party forever waives any such defense.

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IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the day and year first above written.

COMPANY:

MELA SCIENCES, INC.

By:	/s/ Rose Crane
Name:	Rose Crane
Title:	President and CEO

EMPLOYEE:

/s/ Robert W. Cook
Robert W. Cook

Address:	119 Hunterdon Blvd.
Murray Hill, NJ 07974